Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Forms S-8, Nos. 333-163710, 333-153602, 333-136933, 333-125147, 333-117479, 333-89520, 333-107884, 333-111046, 333- 65330, 333-32698 and 333-51920) of Finisar Corporation pertaining to the Finisar Corporation 2005 Stock Incentive Plan, the Finisar Corporation 1999 Employee Stock Purchase Plan, the Finisar Corporation 2009 Employee Stock Purchase Plan, the Finisar Corporation 2009 International Employee Stock Purchase Plan, the 1989 Stock Option Plan, the 1999 Stock Option Plan, the 1999 Employee Stock Purchase Plan, the International Employee Stock Purchase Plan, the 2001 Nonstatutory Stock Option Plan of Finisar Corporation, the Transwave Fiber, Inc. Amended and Restated 2000 Stock Option Plan, the Medusa Technologies, Inc. 1999 Stock Option Plan, the Shomiti Systems, Inc. 1995 Stock Option Plan, the Sensors Unlimited, Inc. Second Amended and Restated 1997 Stock Option Plan and the Demeter Technologies, Inc. 2000 Stock Option Plan, the Optium Corporation 2000 Stock Incentive Plan, the Optium Corporation 2006 Stock Option and Incentive Plan, and the Optium Corporation Warrants to Purchase Common Stock, and in the Registration Statements (Forms S-3, Nos. 333-163788, 333-163789, and 333-165479) of Finisar Corporation and in the related Prospectuses of our reports dated July 1, 2010, with respect to the consolidated financial statements and schedule of Finisar Corporation and the effectiveness of internal control over financial reporting of Finisar Corporation, included in this Annual Report (Form 10-K) for the year ended April 30, 2010.
/s/ Ernst & Young LLP
San Jose, California
July 1, 2010